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FLUIDIGM CORPORATION

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Fluidigm Announces Fourth Quarter and Full Year 2021 Financial Results

SOUTH SAN FRANCISCO, Calif., Feb. 17, 2022 (GLOBE NEWSWIRE) -- Fluidigm Corporation (Nasdaq: FLDM), an innovative biotechnology tools provider with a vision to improve life through comprehensive health insight, today announced financial results for the fourth quarter and full year ended December 31, 2021.

“We are pleased with our performance in the fourth quarter as we made significant progress mitigating ongoing supply chain issues and getting as many products as possible into the hands of our customers,” said Chris Linthwaite, President and CEO. “Our team addressed several supply chain bottlenecks and worked through a substantial backlog of unfilled orders, particularly in the APAC region.”

Linthwaite continued, “During the quarter, we saw record consumables sales and quarterly instrument placements in mass cytometry, as well as significant OEM instrument shipments and consumables sales within microfluidics. Overall, our base business continued to show solid recovery and we continued to execute on key strategic initiatives, including platform development, menu expansion and nurturing and expanding OEM relationships.”

Dr. Carlos V. Paya, chairman of the Fluidigm Board of Directors, said, “The proposed strategic cash infusion that we announced in January 2022 will position us with the capital to further execute on our strategy. This capital investment will help make it possible for us to more effectively leverage our product portfolio and R&D capabilities to expand market share in key markets while growing revenue with a keen focus on improved profitability.”

On January 24, the company announced that its Board of Directors unanimously approved a $250 million investment, inclusive of $25 million previously raised in the form of convertible unsecured term loans, by leading life sciences investors Casdin Capital, LLC, and Viking Global Investors LP. The investment is expected to significantly advance Fluidigm’s mission through new organic and inorganic growth initiatives while optimizing its cost structure. Upon the closing of the investment, Fluidigm will change its name to Standard BioTools Inc., better reflecting its ambitions to become an essential solutions partner to the life sciences industry focused on the highest-growth areas of biological discovery and development. Additionally, Dr. Michael Egholm will succeed Linthwaite as President, CEO and Board member, and Alex Kim will join as Chief Operating Officer, upon the closing of the investment.

The investment is subject to the satisfaction of customary closing conditions, including approval by Fluidigm stockholders.

In light of the pending investment and associated proposed leadership changes, Fluidigm will not conduct an earnings teleconference today, nor will it provide financial guidance at this time. In lieu of hosting a teleconference, Fluidigm is providing additional details on its fourth quarter and full year financial results within this news release.

Recent Highlights

Innovation:

  Sold 12 CyTOF® XT systems in Q4 2021 for a total of 22 since launch.
  Received pre-orders for new Biomark™ X instruments with shipments expected in Q1 2022.

Partnerships:

  Announced a collaboration agreement with the Abu Dhabi Stem Cells Center for research applications utilizing Fluidigm’s Imaging Mass Cytometry™ and the Maxpar® Direct™ Immune Profiling Assay™.
  Shipped 37 Olink® Signature Q100 benchtop instrument systems designed and manufactured by Fluidigm in Q4 2021.

Beachheads:

  At quarter end, more than 188 clinical trials were underway using CyTOF technology.
  Total publications and preprints involving CyTOF technology exceeded 1,846, including 179 publications and preprints for Imaging Mass Cytometry, as of the end of Q4 2021.
  Announced that the Advanta™ Dx SARS-CoV-2 RT-PCR Assay on the company’s Biomark HD platform can detect the Omicron variant of COVID-19.

Fourth Quarter 2021 Financial Results

Total revenue was $38.3 million for the quarter ended December 31, 2021, compared with $44.6 million for the fourth quarter of 2020. Base product and service revenue (excluding COVID-19 testing revenue) increased 13.5 percent to $35.3 million, compared with $31.1 million in the same period last year.

GAAP net loss for the quarter was $9.4 million, compared with a GAAP net loss of $18.0 million for the fourth quarter of 2020.

Non-GAAP net loss was $0.8 million for the quarter, compared with a non-GAAP net loss of $9.8 million for the fourth quarter of 2020.

Additional Detail on Fourth Quarter 2021 Financial Results

  Mass cytometry product and service revenue of $21.2 million for the quarter was up 8 percent over the year-ago period, due to increased service, instrument and consumables revenue. Instrument placements reached a new record in the fourth quarter.
  Base microfluidics product and service revenue, which excludes COVID-19 testing revenue, increased 22 percent to $14.1 million, compared with $11.6 million for the year-ago period. The increase in base product and service revenue was driven by continued recovery in consumables and instrument sales, inclusive of significant instrument unit shipments to the company’s OEM partner.
  Service revenue of $7.0 million posted yet another quarterly record and was 14 percent higher than the $6.1 million in the year-ago period driven by growth in instrument service contracts and higher fee for service activities.
  COVID-19 testing revenue declined 70.2 percent to $2.8 million, compared with $9.4 million for the year-ago period.
  GAAP product and service margin was 52.7 percent, compared with 54.6 percent for the year-ago period. Non-GAAP product and service margin was 61.8 percent, compared with 62.7 percent for the year-ago period. The year-over-year decrease in non-GAAP product and service margin was primarily due to unfavorable product mix from higher sales of our OEM instruments and lower COVID-19 consumables sales coupled with lower mass cytometry instrument pricing. The decrease was partially offset by higher capacity utilization for mass cytometry instruments and lower reserves for slow-moving and obsolete inventory. GAAP product and service margin on a year-over-year basis was negatively impacted by fixed amortization over lower revenue in addition to the factors described above.
  GAAP operating expenses were $31.5 million compared with $43.1 million for the year-ago period. Non-GAAP operating expenses were $26.7 million compared with $38.3 million for the year-ago period. The year-over-year decrease in GAAP and non-GAAP operating expenses was primarily due to lower variable employee compensation and litigation expenses.
  Backlog declined from $9.1 million at the end of the third quarter of 2021 to $3.1 million at the end of the fourth quarter of 2021. This was primarily driven by delivery of mass cytometry instruments to customers in China related to clearances of tax exemption certificates, and microfluidics instruments to the company’s OEM partner.

Revenue by geographic area:

  Americas revenue declined by 27 percent to $16.2 million, primarily driven by significantly lower COVID-19 testing revenue.
  EMEA revenue was flat at $14.3 million, driven by a 14 percent increase in mass cytometry instrument sales, offset by a 12 percent decline in overall consumables. Changes in foreign exchange rates reduced the year-over-year growth by approximately 2 percentage points.
  Asia-Pacific revenue decreased 5 percent to $7.8 million. This decline was driven by continued regional lockdowns, travel restrictions and disruptions, particularly in Japan, where government funding for research instrument purchases was diverted for other purposes, leading to a decline in instrument sales.

Full Year 2021 Financial Results
Total revenue for the full year 2021 was $130.6 million, compared with $138.1 million for 2020. Base product and service revenue (excluding COVID-19 testing revenue) increased 12 percent to $112.4 million, compared with $100.1 million for 2020.

GAAP net loss for the full year 2021 was $59.2 million, compared with a GAAP net loss of $53.0 million for 2020.

Non-GAAP net loss was $26.7 million for 2021, compared with a non-GAAP net loss of $21.8 million for 2020.

Cash and cash equivalents and restricted cash as of December 31, 2021, totaled $29.5 million, compared with $30.3 million as of September 30, 2021. During the fourth quarter of 2021, we borrowed $6.8 million from our asset-based revolving credit facility, all of which was outstanding as of year-end 2021. The remaining availability from the credit facility as of year-end was $2.7 million. The contemplated transaction announced on January 24, 2022, and noted above, subject to closing, is expected to result in gross proceeds to the company of approximately $250 million, before transaction costs, inclusive of $25 million received in January 2022 in the form of convertible term loans.

Additional Detail on Full Year 2021 Financial Results

  Mass cytometry product and service revenue of $67.7 million for the year was up 9 percent over 2020 driven primarily by sales of the new CyTOF XT™ system and our Hyperion™ Imaging System as well as service and consumables revenue.
  Base microfluidics product and service revenue, which excludes COVID-19 testing revenue, increased 18 percent to $44.7 million, compared with $38.0 million for 2020 primarily due to the launch of our OEM instrument and higher consumables revenue.
  Service revenue of $25.9 million was 14.8 percent higher than the $22.6 million reported for 2020.
  COVID-19 testing revenue declined 38 percent to $13.9 million, compared with $22.4 million for 2020.
  Other Revenue declined $11.3 million due to the completion of underlying contracts in 2021 and the absence of a patent settlement that occurred in the first quarter of 2020.
  GAAP product and service margin was 51.5 percent, compared with 55.3 percent for 2020. Non-GAAP product and service margin was 62.2 percent, compared with 66.1 percent for 2020. GAAP and non-GAAP product and service margins were impacted by lower average selling prices for mass cytometry instruments; unfavorable product mix from higher sales of our OEM instrument and lower COVID-19 consumables sales; and the absence of COVID-19 related government subsidies.
  GAAP operating expenses were $136.8 million compared with $134.4 million for 2020. Non-GAAP operating expenses were $118.6 million compared with $117.0 million for 2020. The increase in GAAP operating expenses is primarily driven by higher compensation and benefits and marketing program expenses. Non-GAAP operating expenses exclude depreciation and stock-based compensation costs.

Revenue by geographic area:

  Americas revenue declined by 14 percent to $63.9 million, primarily driven by significantly lower COVID-19 testing revenue and lower development, grant and license revenue, partially offset by higher consumables and service revenue. The reduction in development, grant and license revenue reflects the completion of the underlying contracts in 2021 and the absence of a patent settlement.
  EMEA revenue grew 13 percent to $42.7 million, driven by a 39 percent increase in instrument sales, partially offset by a 4 percent decline in overall consumables. Changes in foreign exchange rates contributed approximately 3 percentage points to the year-over-year growth.
  Asia-Pacific revenue decreased 7 percent to $24.0 million. This decline was driven by regional lockdowns and disruptions, travel restrictions and diversion of research funding in Japan for other purposes, leading to an overall decline in instrument sales.

A reconciliation of GAAP to non-GAAP financial measures can be found in the tables of this news release.

Supplemental Financial Information updated through December 31, 2021, as well as an investor presentation, has been posted on our website concurrent with this release.

Statement Regarding Use of Non-GAAP Financial Information
Fluidigm has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three-and twelve-month periods ended December 31, 2021, and December 31, 2020. Management believes that non-GAAP financial measures, taken in conjunction with GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the company’s core operating results. Management uses non-GAAP measures to compare the company’s performance relative to forecasts and strategic plans and to benchmark the company’s performance externally against competitors. The time and amount of certain material items needed to estimate non-GAAP financial measures are inherently unpredictable or outside of our control. Material changes to any of these items could have a significant effect on guidance and future GAAP results. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the company’s operating results as reported under U.S. GAAP. Fluidigm encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between GAAP and non-GAAP operating results are presented in the accompanying tables of this release.

Use of Forward-Looking Statements
This press release and associated presentations contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding trends in demand for Fluidigm products, expectations for closing of a financing transaction (the “Transaction”), including uses of proceeds from the Transaction, personnel expected to join Fluidigm upon closing of the Transaction, changes in Fluidigm’s branding and strategy following closing of the Transaction, potential organic and inorganic growth initiatives, and plans for investment and strategic initiatives. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to risks relating to the potential adverse effects of the coronavirus pandemic on our business and operating results; any failure to obtain required stockholder approval of the Transaction; the possibility that the conditions to the closing of the Transaction are not satisfied; potential litigation relating to the Transaction; uncertainties as to the timing of the consummation of the Transaction; the ability of each party to consummate the Transaction; possible disruption related to the Transaction to Fluidigm’s current plans and operations, including through the loss of customers, suppliers and employees; changes in Fluidigm’s business or external market conditions; customers and prospective customers continuing to curtail or suspend activities utilizing our products; our ability and/or the ability of the research institutions utilizing our products and technology to obtain and maintain Emergency Use Authorization from the FDA and any other requisite authorizations or approvals to use our products and technology for diagnostic testing purposes; challenges inherent in developing, manufacturing, launching, marketing, and selling new products; interruptions or delays in the supply of components or materials for, or manufacturing of, Fluidigm products; reliance on sales of capital equipment for a significant proportion of revenues in each quarter; seasonal variations in customer operations; unanticipated increases in costs or expenses; uncertainties in contractual relationships; reductions in research and development spending or changes in budget priorities by customers; Fluidigm research and development and distribution plans and capabilities; interruptions or delays in the supply of components or materials for, or manufacturing of, Fluidigm products; potential product performance and quality issues; risks associated with international operations; intellectual property risks; and competition. Information on these and additional risks and uncertainties and other information affecting Fluidigm's business and operating results is contained in its Annual Report on Form 10-K for the year ended December 31, 2020, and in its other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Fluidigm disclaims any obligation to update these forward-looking statements except as may be required by law.

Additional Information and Where to Find It
On February 14, 2022, Fluidigm filed a preliminary proxy statement in connection with a Special Meeting of Stockholders to consider Transaction (the “Special Meeting”). Prior to the Special Meeting, Fluidigm will furnish a definitive proxy statement to its stockholders, together with a WHITE proxy card. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Fluidigm’s stockholders is available in Fluidigm’s preliminary proxy statement.

Stockholders may obtain, free of charge, Fluidigm’s proxy statement (in both preliminary and definitive form), any amendments or supplements thereto, and any other relevant documents filed by Fluidigm with the Securities and Exchange Commission (the “SEC”) in connection with the Special Meeting at the SEC’s website (http://www.sec.gov). Copies of Fluidigm’s definitive proxy statement, any amendments or supplements thereto, and any other relevant documents filed by Fluidigm with the SEC in connection with the Transaction will also be available, free of charge, at Fluidigm’s investor relations website (http://investors.fluidigm.com) or by writing to Fluidigm Corporation, Attention: Investor Relations, 2 Tower Place, Suite 2000, South San Francisco, CA 94080.

About Fluidigm
Fluidigm (Nasdaq:FLDM) focuses on the most pressing needs in translational and clinical research, including cancer, immunology, and immunotherapy. Using proprietary CyTOF and microfluidics technologies, we develop, manufacture, and market multi-omic solutions to drive meaningful insights in health and disease, identify biomarkers to inform decisions, and accelerate the development of more effective therapies. Our customers are leading academic, government, pharmaceutical, biotechnology, plant and animal research, and clinical laboratories worldwide. Together with them, we strive to increase the quality of life for all. For more information, visit fluidigm.com.

Fluidigm, the Fluidigm logo, Advanta, Biomark, CyTOF, CyTOF XT, Direct, Hyperion, Imaging Mass Cytometry, Immune Profiling Assay, and Maxpar are trademarks and/or registered trademarks of Fluidigm Corporation or its affiliates in the United States and/or other countries. All other trademarks are the sole property of their respective owners. The Advanta Dx SARS-CoV-2 RT-PCR Assay is for In Vitro Diagnostic Use. It is for Use under Emergency Use Authorization Only. Rx Only. Other Fluidigm products are provided for Research Use Only. Not for use in diagnostic procedures.

Available Information
We use our website (fluidigm.com), investor site (investors.fluidigm.com), corporate Twitter account (@fluidigm), Facebook page (facebook.com/Fluidigm), and LinkedIn page (linkedin.com/company/fluidigm-corporation) as channels of distribution of information about our products, our planned financial and other announcements, our attendance at upcoming investor and industry conferences, and other matters. Such information may be deemed material information, and we may use these channels to comply with our disclosure obligations under Regulation FD. Therefore, investors should monitor our website and our social media accounts in addition to following our press releases, SEC filings, public conference calls, and webcasts.

Contacts:
Investors:
Peter DeNardo
415 389 6400
ir@fluidigm.com

Media:
Mark Spearman
Corporate Communications
650 243 6621
mark.spearman@fluidigm.com

FLUIDIGM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenue:
Product revenue	$31,084	$34,348	$100,376	$99,944
Service revenue	6,988	6,122	25,917	22,579
Product and service revenue	38,072	40,470	126,293	122,523
Other revenue (1)	193	4,138	4,288	15,621
Total revenue	38,265	44,608	130,581	138,144
Costs and expenses:
Cost of product revenue	15,595	15,631	53,315	47,527
Cost of service revenue	2,428	2,760	7,893	7,291
Cost of product and service revenue	18,023	18,391	61,208	54,818
Research and development	8,541	11,186	37,944	36,461
Selling, general and administrative	22,960	31,935	98,888	97,901
Total costs and expenses	49,524	61,512	198,040	189,180
Loss from operations	(11,259)	(16,904)	(67,459)	(51,036)
Interest expense	(1,072)	(890)	(3,823)	(3,572)
Surplus funding from NIH Contract	2,140	—	7,140	—
Loss from extinguishment of debt	—	—	(9)	—
Other income (loss), net	(52)	755	491	507
Loss before income taxes	(10,243)	(17,039)	(63,660)	(54,101)
Income tax benefit (expense)	814	(987)	4,423	1,081
Net loss	$(9,429)	$(18,026)	$(59,237)	$(53,020)
Net loss per share, basic and diluted	$(0.12)	$(0.24)	$(0.78)	$(0.74)
Shares used in computing net loss per share, basic and diluted	76,652	74,277	75,786	72,044

(1) Other revenue includes development, grant and license revenue

FLUIDIGM CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,
	2021	2020 (1)
ASSETS
Current assets:
Cash and cash equivalents (2)	$28,451	$68,520
Accounts receivable, net	18,320	25,423
Inventories, net	20,825	19,689
Prepaid expenses and other current assets	4,470	4,031
Total current assets	72,066	117,663
Property and equipment, net	28,034	17,531
Operating lease right-of-use asset, net	37,119	38,114
Other non-current assets	3,689	4,680
Developed technology, net	27,927	40,206
Goodwill	106,379	106,563
Total assets	$275,214	$324,757

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,602	$9,220
Accrued compensation and related benefits	4,920	13,787
Operating lease liabilities, current	3,053	2,973
Deferred revenue, current	11,947	13,475
Deferred grant income, current	3,535	2,912
Other accrued liabilities	8,673	11,882
Advances under revolving credit agreement, current	6,838	—
Total current liabilities	49,568	54,249
Term loan, net	10,049	—
Convertible notes, net	54,160	54,224
Deferred tax liability	4,329	8,697
Operating lease liabilities, non-current	37,548	38,178
Deferred revenue, non-current	5,966	7,990
Deferred grant income, non-current	18,116	21,036
Other non-current liabilities	882	1,333
Total liabilities	180,618	185,707
Total stockholders’ equity	94,596	139,050
Total liabilities and stockholders’ equity	$275,214	$324,757

(1) Derived from audited consolidated financial statements
(2) Cash and cash equivalents and restricted cash consists of:
Cash and cash equivalents	$28,451	$68,520
Restricted cash (included in prepaid and other current assets, and other non-current assets)	1,016	1,016
Total cash and cash equivalents and restricted cash	$29,467	$69,536

FLUIDIGM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2021	2020
Operating activities
Net loss	$(59,237)	$(53,020)
Stock-based compensation expense	16,101	14,451
Amortization of developed technology	11,918	11,910
Depreciation and amortization	3,653	4,014
Loss from extinguishment of debt	9	—
Loss on disposal of property and equipment	12	212
Other non-cash items	3,416	4,602
Change in assets and liabilities, net	(19,933)	2,414
Net cash used in operating activities	(44,061)	(15,417)

Investing activities
Proceeds from NIH Contract	1,318	21,036
Acquisition, net of cash acquired	—	(5,154)
Proceeds from sale of investments	—	5,010
Proceeds from maturities of investments	—	31,800
Purchases of property and equipment, net	(13,264)	(12,717)
Net cash provided by (used in) investing activities	(11,946)	39,975

Financing activities
Proceeds from term loan	10,000	—
Proceeds from advances under revolving credit agreement	6,838	—
Proceeds from issuance of common stock, net of commissions	—	20,226
Repayment of long-term debt	(501)	—
Payments of debt and equity issuance costs	(79)	(684)
Proceeds from (payments for) employee equity programs, net	(299)	1,315
Net cash provided by financing activities	15,959	20,857

Effect of foreign exchange rate fluctuations on cash and cash equivalents	(21)	385
Net increase (decrease) in cash and cash equivalents and restricted cash	(40,069)	45,800
Cash and cash equivalents and restricted cash at beginning of period	69,536	23,736
Cash and cash equivalents and restricted cash at end of period	$29,467	$69,536

Cash and cash equivalents and restricted cash consists of:
Cash and cash equivalents	$28,451	$68,520
Restricted cash (included in prepaid and other current assets, and other non-current assets)	1,016	1,016
Total cash and cash equivalents and restricted cash	$29,467	$69,536

FLUIDIGM CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands, except per share amounts)
(Unaudited)

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP NET LOSS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net loss (GAAP)	$(9,429)	$(18,026)	$(59,237)	$(53,020)
Stock-based compensation expense	4,363	4,093	16,101	14,451
Amortization of developed technology (a)	2,974	2,981	11,918	11,910
Depreciation and amortization	909	1,026	3,653	4,014
Interest expense (b)	1,072	890	3,823	3,572
Loss on disposal of property and equipment	6	21	12	212
Loss from extinguishment of debt	—	—	9	—
Benefit from acquisition related income taxes (c)	(742)	(742)	(2,968)	(2,968)
Net loss (Non-GAAP)	$(847)	$(9,757)	$(26,689)	$(21,829)
Shares used in net loss per share calculation - basic and diluted (GAAP and Non-GAAP)	76,652	74,277	75,786	72,044

Net loss per share - basic and diluted (GAAP)	$(0.12)	$(0.24)	$(0.78)	$(0.74)
Net loss per share - basic and diluted (Non-GAAP)	$(0.01)	$(0.13)	$(0.35)	$(0.30)

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP PRODUCT AND SERVICE MARGIN

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Product and service gross profit (GAAP)	$20,049	$22,079	$65,085	$67,705
Amortization of developed technology (a)	2,972	2,800	11,372	11,200
Depreciation and amortization (d)	317	415	1,478	1,630
Stock-based compensation expense (d)	183	100	597	412
Product and service gross profit (Non-GAAP)	$23,521	$25,394	$78,532	$80,947

Product and service margin percentage (GAAP)	52.7%	54.6%	51.5%	55.3%
Product and service margin percentage (Non-GAAP)	61.8%	62.7%	62.2%	66.1%

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP OPERATING EXPENSES

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Operating expenses (GAAP)	$31,501	$43,121	$136,832	$134,362
Stock-based compensation expense (e)	(4,180)	(3,993)	(15,504)	(14,039)
Depreciation and amortization (e)	(593)	(792)	(2,720)	(3,094)
Loss on disposal of property and equipment	(6)	(21)	(12)	(212)
Operating expenses (Non-GAAP)	$26,722	$38,315	$118,596	$117,017

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP LOSS FROM OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Loss from operations (GAAP)	$(11,259)	$(16,904)	$(67,459)	$(51,036)
Stock-based compensation expense	4,363	4,093	16,101	14,451
Amortization of developed technology (a)	2,974	2,981	11,918	11,910
Depreciation and amortization	909	1,026	3,653	4,014
Loss on disposal of property and equipment	6	21	12	212
Loss from operations (Non-GAAP)	$(3,007)	$(8,783)	$(35,775)	$(20,449)

(a) represents amortization of developed technology in connection with the DVS and InstruNor acquisitions
(b) represents interest expense, primarily on convertible debt and the term loan
(c) represents the tax impact on the purchase of intangible assets in connection with the DVS acquisition
(d) represents expense associated with cost of product and service revenue
(e) represents expense associated with research and development, selling, general and administrative activities